Exhibit 99.1

SAIC Announces Financial Results for Second Quarter of Fiscal Year 2012

- Revenues: $2.60 billion; down 6 percent

- Operating Income: $209 million; operating margin 8.1 percent

- Diluted EPS from Continuing Operations: $0.32

- Cash Flows from Operations: $56 million

- Net New Business Bookings: $2.3 billion

MCLEAN, Va., August 31, 2011 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the second quarter of fiscal year 2012, which ended July 31, 2011.

“Our overall results for the quarter were disappointing,” said Walt Havenstein, SAIC chief executive officer. “In this challenging government contracting environment, the lack of funding for ongoing programs and for ramping up new work drove a shortfall in revenues and earnings per share. However, we continue to believe there will be areas of growth as evidenced by the encouraging performance in our health, energy and intelligence, surveillance and reconnaissance businesses.”

Summary Operating Results

Revenues for the quarter were $2.60 billion, down 6 percent from $2.75 billion in the second quarter of fiscal year 2011. Internal revenue contracted 7 percent during the quarter.

Operating income for the quarter was $209 million (8.1 percent of revenue), compared to $272 million (9.9 percent of revenue) in the second quarter of fiscal year 2011. Revenue and operating income for the prior year quarter included a $56 million royalty payment receipt, which accounted for 2 percentage points of the internal revenue contraction and a 210 basis point reduction in operating margin from the prior year quarter.

Income from continuing operations for the quarter was $112 million compared to $157 million in the second quarter of fiscal year 2011. The decline in income from continuing operations was due to the reduction in operating income described above and additional interest expense from the $750 million of debt issued in December 2010.

Diluted earnings per share from continuing operations for the quarter were $0.32 compared to $0.42 in the second quarter of fiscal year 2011, driven by the reduction in income from continuing operations partially offset by a lower share count compared to the prior year quarter. The diluted share count for the quarter was 339 million, down 7 percent from 365 million in the second quarter of fiscal year 2011, due to share repurchases over the past year.

Segment Operating Results

Effective in fiscal year 2012, the Company redefined its reportable segments into the segments referenced in the chart below. The segment information for the prior year periods has been recast to give effect to the change in reportable segments and for discontinued operations.

	Three Months Ended July 31		Revenue Growth (%)
	2011	2010	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$1,085	$1,159	-6%	-7%
Health, Energy and Civil Solutions	667	683	-2%	-7%
Intelligence and Cybersecurity Solutions	843	852	-1%	-1%
Corporate and Other	1	56	-98%	-98%
Intersegment Elimination	—	(1)	n/a	n/a

Total	$2,596	$2,749	-6%	-7%

			Operating Margin
			2011	2010
Operating Income:
Defense Solutions	$88	$93	8.1%	8.0%
Health, Energy and Civil Solutions	61	62	9.1%	9.1%
Intelligence and Cybersecurity Solutions	75	69	8.9%	8.1%
Corporate and Other	(15)	48	n/a	n/a

Total	$209	$272	8.1%	9.9%

	Six Months Ended July 31		Revenue Growth (%)
	2011	2010	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$2,222	$2,269	-2%	-2%
Health, Energy and Civil Solutions	1,336	1,377	-3%	-7%
Intelligence and Cybersecurity Solutions	1,727	1,677	3%	3%
Corporate and Other	1	56	-98%	-98%
Intersegment Elimination	(2)	(3)	n/a	n/a

Total	$5,284	$5,376	-2%	-3%

			Operating Margin
			2011	2010
Operating Income:
Defense Solutions	$178	$177	8.0%	7.8%
Health, Energy and Civil Solutions	117	127	8.8%	9.2%
Intelligence and Cybersecurity Solutions	159	131	9.2%	7.8%
Corporate and Other	(15)	43	n/a	n/a

Total	$439	$478	8.3%	8.9%

Defense Solutions

Defense Solutions revenues for the quarter decreased 6 percent from the second quarter of fiscal year 2011. Internal revenues contracted 7 percent primarily due to reduced activity on an infrastructure support services program for the Department of Defense (DoD), reduced activity on the U.S. Army Brigade Combat Team Modernization contract, and the completion of a systems development and implementation contract for certain agencies of the City of New York.

Defense Solutions operating income for the quarter was 8.1 percent of revenue, up from 8.0 percent of revenue in the second quarter of fiscal year 2011, due to effective cost management.

Health, Energy and Civil Solutions

Health, Energy and Civil Solutions revenues for the quarter decreased 2 percent from the second quarter of fiscal year 2011. Internal revenues contracted 7 percent reflecting reduced activity on certain U.S federal civilian agency programs, including those in support of NASA, and reduced shipments of checked baggage explosive detection systems. Those declines were partially offset by growth in the energy area and the healthcare information technology (IT) area, which benefited from new design-build projects for geothermal plant construction and new programs and expanded program scope with DoD military health system customers, respectively.

Health, Energy and Civil Solutions operating income for the quarter was 9.1 percent of revenue, consistent with the second quarter of fiscal year 2011, driven by continued strong program performance and reduced infrastructure costs arising from cost efficiency efforts offsetting increased growth-oriented investment in internal research and development spending and increased amortization from recent acquisitions.

Intelligence and Cybersecurity Solutions

Intelligence and Cybersecurity Solutions revenues for the quarter decreased 1 percent from the second quarter of fiscal year 2011. Internal revenues contracted by 1 percent primarily due to the conclusion of a forward operating base integrated security equipment contract, partially offset by growth on certain intelligence analysis and airborne surveillance programs with DoD customers.

Intelligence and Cybersecurity Solutions operating income for the quarter was 8.9 percent of revenue, up from 8.1 percent of revenue in the second quarter of fiscal year 2011. The improvement in operating margin was the result of reduced infrastructure costs arising from cost efficiency efforts and strong program performance, partially offset by increased growth-oriented investment in internal research and development spending.

Corporate and Other

Corporate and Other segment operating income for the quarter returned to a more normative level and included both a $22 million charge on the proposed settlement of a legal matter involving work performed at the National Center for Critical Information Processing and Storage and a $21 million gain from the ongoing monetization of the company’s real estate portfolio. Corporate segment revenue and operating income for the prior year quarter included a $56 million royalty payment receipt.

Cash Generation and Capital Deployment

Cash flow provided by operations for the quarter was $56 million, compared to $110 million in the second quarter of fiscal year 2011. Cash flows provided by operations for the prior year quarter benefited from the $56 million royalty receipt. Days sales outstanding were 74 days in the quarter versus 66 days in the prior year quarter.

During the quarter, the company used $171 million to repurchase approximately 10.2 million shares of company stock under the company’s stock repurchase program. As of July 31, 2011, the company had $1.34 billion in cash and cash equivalents and $1.85 billion in long-term debt.

New Business Awards

Net business bookings totaled $2.3 billion in the second quarter, representing a book-to-bill ratio of 0.9. Large definite delivery contract awards received during the quarter include:

U.S. Naval Air Systems Command (NAVAIR) Communications and Airborne Networking Support. SAIC received a five-year, $45 million task order to continue to provide technical, engineering, and logistics services to support NAVAIR’s Communications and Airborne Networking team. The services SAIC delivers will help NAVAIR plan and manage capabilities for naval aviation use including communication and distribution of voice and data among aircrew.

U.S. Marine Corps (USMC) Management System Support. SAIC was awarded a four-year, $30 million contract to provide systems integration services in support of the USMC Total Force Structure Management System (TFSMS). TFSMS is an enterprise IT solution that provides accessible, timely, and accurate information to help organize forces in response to national defense objectives.

San Diego County Regional Airport Authority Design-Build Support. SAIC was awarded a 30-month, $20 million contract by Turner PCL Flatiron to provide design-build services for security, network, and building and maintenance management systems for the San Diego Regional Airport Authority. This work will support terminal expansion and implementation of a common use systems model at the San Diego International Airport.

U.S. Air Force Air Mobility Command (AMC) Planning System Support. Under a six-year, $19 million task order, SAIC will provide software sustainment and development services, as well as training and functional support, for AMC’s Consolidated Air Mobility Planning System. The services SAIC provides will help enhance this command-and-control system to meet worldwide airlift and air refueling planning and scheduling needs.

In addition, SAIC also won several indefinite-delivery/indefinite-quantity (ID/IQ) contracts that are not included in net bookings. Awards during the quarter include:

U.S. Department of State Criminal Justice Program Support. Integrated Justice Systems International, LLC, a joint venture of SAIC and Tetra Tech, Inc., received a multiple award ID/IQ contract to provide worldwide civilian police and criminal justice assistance to the Department of State’s Bureau of International Narcotics and Law Enforcement Affairs. The five-year contract has a ceiling of $10 billion for all awardees.

U.S. Navy Command and Control Support. Under a multiple award ID/IQ contract, SAIC will help the Space and Naval Warfare Systems Center Atlantic procure and deliver command and control equipment and services. The five-year contract has a ceiling value of $500 million for all awardees.

U.S. Department of Veterans Affairs (VA) IT Services Support. SAIC received a multiple award ID/IQ contract to provide a broad range of IT services to the VA under the Transformation Twenty-One Total Technology program. The five-year contract has a ceiling value of $12 billion.

U.S. Army Medical Research Support. Under a single-award ID/IQ contract with the Army Medical Research and Materiel Command, SAIC will continue to provide scientific and other support services to the Congressionally Directed Medical Research Programs (CDMRP). CDMRP is a partnership among the U.S. Congress, the public, and the military to support untapped research opportunities. The five-year contract has a ceiling value of $61 million.

U.S. Navy Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) Support. SAIC received a multiple-award ID/IQ contract to provide support for Navy and Joint C4ISR systems located at worldwide shore and ship operational commands, centers and facilities. The seven-year contract has a ceiling value of $99 million for all awardees.

The company’s backlog of signed business orders at the end of the second quarter of fiscal year 2012 was $17.7 billion, of which $5.3 billion was funded. As compared to the end of the second quarter of fiscal year 2011, total backlog increased 12 percent while funded backlog decreased 6 percent. The negotiated unfunded backlog of $12.4 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future task orders expected to be awarded under ID/IQ, GSA Schedule or other master agreement contract vehicles.

Acquisitions and Divestitures

During the quarter, the company acquired the transmission and distribution engineering capabilities of Patrick Energy Services, a provider of performance-based transmission and distribution power system solutions.

After the end of the quarter, the company acquired Vitalize Consulting Solutions, Inc., a leading provider of clinical, business and IT services for healthcare enterprises. The acquisition is expected to expand SAIC’s health solutions portfolio to help government and commercial customers better address electronic health record implementation and optimization demand.

During the quarter, the company completed the sale to Wipro Ltd. of its operations focused on providing IT services to oil and gas companies. The operations sold include SAIC’s U.S. oil and gas IT services business along with subsidiaries located in the United Kingdom, France, India and the Middle East. The $109 million pre-tax gain on this sale contributed to income from discontinued operations, net of tax, of $66 million, or $.18 per diluted share.

Forward Guidance

Based upon its operating and business development performance through the second quarter and its outlook for the second half, the company is revising its expectation for fiscal year 2012 revenues and diluted earnings per share from continuing operations. Guidance for cash flows from continuing operations remains unchanged. The revised fiscal 2012 guidance is:

•	Revenues of $10.6 billion to $11.0 billion;

•	Diluted earnings per share from continuing operations of $1.30 to $1.40; and

•	Cash flows from continuing operations at or above $600 million.

Fiscal year 2012 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 41,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of $11.1 billion for its fiscal year ended January 31, 2011. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in contract awards or the U.S. budget process; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees, including our management team; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others or legal compliance issues; our ability to effectively acquire businesses and make investments; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of August 31, 2011. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
Paul Levi
703-676-2283

Media Relations:
Vernon Guidry
703-676-6255
guidryjrv@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31		Six Months Ended July 31
	2011	2010	2011	2010
		(As Adjusted)		(As Adjusted)
Revenues	$2,596	$2,749	$5,284	$5,376
Costs and expenses:
Cost of revenues	2,258	2,351	4,615	4,656
Selling, general and administrative expenses	129	126	230	242

Operating income	209	272	439	478
Non-operating income (expense):
Interest income	—	1	1	1
Interest expense	(28)	(19)	(56)	(37)
Other income (expense), net	1	(2)	5	(2)

Income from continuing operations before income taxes	182	252	389	440
Provision for income taxes	(70)	(95)	(147)	(159)

Income from continuing operations	112	157	242	281
Discontinued operations:
Income from discontinued operations before income taxes	115	54	117	54
Provision for income taxes	(49)	(21)	(50)	(20)

Income from discontinued operations	66	33	67	34

Net income	$178	$190	$309	$315

Earnings per share (EPS):
Income from continuing operations, as reported	$112	$157	$242	$281
Less earnings allocated to participating securities	(4)	(5)	(9)	(10)

Income from continuing operations, for computing EPS	$108	$152	$233	$271

Net income, as reported	$178	$190	$309	$315
Less earnings allocated to participating securities	(7)	(7)	(11)	(11)

Net income, for computing EPS	$171	$183	$298	$304

Basic:
Income from continuing operations	$0.32	$0.42	$0.68	$0.73
Income from discontinued operations	0.19	0.08	0.19	0.09

	$0.51	$0.50	$0.87	$0.82

Diluted:
Income from continuing operations	$0.32	$0.42	$0.68	$0.73
Income from discontinued operations	0.18	0.08	0.19	0.09

	$0.50	$0.50	$0.87	$0.82

Weighted average number of shares outstanding:
Basic	338	363	342	369

Diluted	339	365	343	371

On February 1, 2011, the Company changed its method of recognizing pension expense. This change in accounting has been reported through retrospective application of the new method to all periods presented, with prior year amounts labeled “as adjusted”

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	July 31, 2011	January 31, 2011
		(As Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$1,336	$1,367
Receivables, net	2,124	2,069
Inventory, prepaid expenses and other current assets	307	382
Assets of discontinued operations	—	49

Total current assets	3,767	3,867
Property, plant and equipment, net	354	359
Intangible assets, net	196	211
Goodwill	1,674	1,664
Deferred income taxes	31	51
Other assets	91	71

	$6,113	$6,223

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,222	$1,205
Accrued payroll and employee benefits	453	511
Income taxes payable	20	—
Notes payable and long-term debt, current portion	553	3
Liabilities of discontinued operations	—	29

Total current liabilities	2,248	1,748
Notes payable and long-term debt, net of current portion	1,299	1,849
Other long-term liabilities	143	135

Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 342 million and 362 million shares issued and outstanding at July 31, 2011 and January 31, 2011, respectively	—	—
Additional paid-in capital	1,989	2,090
Retained earnings	437	408
Accumulated other comprehensive loss	(3)	(7)

Total stockholders’ equity	2,423	2,491

	$6,113	$6,223

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended July 31		Six Months Ended July 31
	2011	2010	2011	2010
Cash flows from continuing operations:		(As Adjusted )		(As Adjusted )
Net income	$178	$190	$309	$315
Income from discontinued operations	(66)	(33)	(67)	(34)
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	27	27	55	51
Stock-based compensation	19	27	43	50
Excess tax benefits from stock-based compensation	—	1	—	(13)
(Gain) loss on sale of assets	(20)	1	(28)	1
Other items	—	1	1	1
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	33	35	(48)	10
Inventory, prepaid expenses and other current assets	(12)	1	33	(16)
Deferred income taxes	—	(2)	1	(4)
Other assets	(6)	1	(18)	1
Accounts payable and accrued liabilities	(15)	(45)	2	(96)
Accrued payroll and employee benefits	(65)	(47)	(55)	(22)
Income taxes payable	(16)	(39)	(17)	2
Other long-term liabilities	(1)	(8)	(1)	(5)

Total cash flows provided by continuing operations	56	110	210	241
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(21)	(10)	(30)	(35)
Acquisition of a business, net of cash acquired	(26)	—	(26)	(140)
Net payments for purchase price adjustments related to prior year acquisitions	(3)	—	(3)	—
Proceeds from sale of property, plant and equipment	63	—	78	1
Other items	(2)	—	—	—

Total cash flows provided by (used in) investing activities of continuing operations	11	(10)	19	(174)
Cash flows from financing activities of continuing operations:
Payments on notes payable and long-term debt	(1)	(1)	(2)	(1)
Sales of stock and exercises of stock options	7	9	14	22
Repurchases of stock	(171)	(154)	(417)	(445)
Excess tax benefits from stock-based compensation	—	(1)	—	13
Other items	—	—	(2)	—

Total cash flows used in financing activities of continuing operations	(165)	(147)	(407)	(411)

Decrease in cash and cash equivalents from continuing operations	(98)	(47)	(178)	(344)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	(14)	—	(20)	8
Cash provided by investing activities of discontinued operations	166	83	166	81

Increase in cash and cash equivalents from discontinued operations	152	83	146	89

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	—	1	(2)

Total increase (decrease) in cash and cash equivalents	54	36	(31)	(257)

Cash and cash equivalents at beginning of period	1,282	568	1,367	861

Cash and cash equivalents at end of period	$1,336	$604	$1,336	$604

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under ID/IQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	July 31, 2011	April 30, 2011*	January 31, 2011*
Defense Solutions:
Funded backlog	$2,025	$2,005	$2,272
Negotiated unfunded backlog	4,948	5,214	5,400

Total Defense Solutions backlog	$6,973	$7,219	$7,672
Health, Energy and Civil Solutions:
Funded backlog	$1,742	$1,685	$1,780
Negotiated unfunded backlog	3,264	3,462	2,131

Total Health, Energy and Civil Solutions backlog	$5,006	$5,147	$3,911
Intelligence and Cybersecurity Solutions:
Funded backlog	$1,511	$1,329	$1,330
Negotiated unfunded backlog	4,234	4,341	4,207

Total Intelligence and Cybersecurity Solutions backlog	$5,745	$5,670	$5,537
Total:
Funded backlog	$5,278	$5,019	$5,382
Negotiated unfunded backlog	12,446	13,017	11,738

Total backlog	$17,724	$18,036	$17,120

*	Adjusted to reclassify $195 million from Intelligence and Cybersecurity Solutions to Defense Solutions.

SAIC, INC.

INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth (contraction) percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company's prior year period reported revenue.

SAIC, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth (contraction) percentage next to or near disclosures of internal revenue growth (contraction) percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.'s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth (contraction) percentages for the three and six months ended July 31, 2011 were calculated as follows:

	Three Months Ended July 31, 2011	Six Months Ended July 31, 2011
Defense Solutions:
Prior year period’s revenues, as reported	$1,159	$2,269
Revenues of acquired businesses for the comparable prior year period	2	4

Prior year period’s revenues, as adjusted	$1,161	$2,273
Current year period’s revenues, as reported	1,085	2,222

Internal revenue contraction	$(76)	$(51)

Internal revenue contraction percentage	-7%	-2%

Health, Energy and Civil Solutions:
Prior year period’s revenues, as reported	$683	$1,377
Revenues of acquired businesses for the comparable prior year period	31	61

Prior year period’s revenues, as adjusted	$714	$1,438
Current year period’s revenues, as reported	667	1,336

Internal revenue contraction	$(47)	$(102)

Internal revenue contraction percentage	-7%	-7%

Intelligence and Cybersecurity Solutions:
Prior year period’s revenues, as reported	$852	$1,677
Revenues of acquired businesses for the comparable prior year period	2	4

Prior year period’s revenues, as adjusted	$854	$1,681
Current year period’s revenues, as reported	843	1,727

Internal revenue growth (contraction)	$(11)	$46

Internal revenue growth (contraction) percentage	-1%	3%

Total*:
Prior year period’s revenues, as reported	$2,749	$5,376
Revenues of acquired businesses for the comparable prior year period	35	69

Prior year period’s revenues, as adjusted	$2,784	$5,445
Current year period’s revenues, as reported	2,596	5,284

Internal revenue contraction	$(188)	$(161)

Internal revenue contraction percentage	-7%	-3%

*	Total revenues include amounts related to Corporate and Other and intersegment eliminations.